Exhibit 99.1

FOR IMMEDIATE RELEASE

J. ALEXANDER’S HOLDINGS, INC. ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE NINETY NINE RESTAURANT AND PUB CONCEPT

NASHVILLE, Tn., Aug. 4, 2017 – J. Alexander’s Holdings, Inc. (NYSE: JAX) (“J. Alexander’s) and Fidelity National Financial, Inc. (“FNF”) today announced that J. Alexander’s, Fidelity Newport Holdings, LLC (“FNH”), and Fidelity National Financial Ventures, LLC (“FNFV”), a direct wholly-owned subsidiary of FNF, have entered into a definitive agreement under which J. Alexander’s will acquire 99 Restaurants, LLC (“99 Restaurants”), in an all-stock transaction valued at approximately $199 million, including the assumption of $20 million in net debt. The transaction was approved by the board of directors of J. Alexander’s and the board of managers at FNH and is expected to close in the fourth quarter of 2017. FNH is a majority-owned subsidiary of FNFV.

Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s noted, “Ninety Nine Restaurant & Pub is a well operated concept. Founded in 1952, they are a strong regional competitor in the New England market with 106 restaurants currently in operation. They have a culture very similar to ours in that they are committed to outstanding guest service and putting employees first. Led by President Charlie Noyes, Ninety Nine has a tenured and deep management team. The team has weathered the casual dining headwinds very well and has posted same store sales growth over the last few years that has outperformed the market. They have a regional menu supported by a strong value proposition with a heavy concentration of restaurants in Massachusetts and the other New England states. This creates somewhat of a moat around the business. Another appealing characteristic is there is a solid business at Ninety Nine. It is a well-managed company. For all these reasons, we believe the Ninety Nine Restaurant & Pub group will be a perfect fit with our management philosophy at J. Alexander’s.”

At closing, J. Alexander’s will acquire ownership of 99 Restaurants via merger whereby 99 Restaurants will become a wholly-owned subsidiary of J. Alexander’s Holdings, LLC. In consideration, J. Alexander’s will cause to be issued to FNH and FNFV, collectively, a total of 16,272,727 shares of J. Alexander’s Class B Common Stock, which will be a newly authorized, non-economic class of stock entitled to one vote per share, and 16,272,727 Class B Units of J. Alexander’s Holdings, LLC (which units will be exchangeable for shares of J. Alexander’s Class A common stock on a one-for-one basis, and upon such exchange a corresponding number of shares of Class B Common Stock will be cancelled). As a result, immediately following the transactions, FNH and FNFV will own approximately 52.5% of the outstanding shares of capital stock of J. Alexander’s. In connection with the transaction, J. Alexander’s will amend its charter to redesignate J. Alexander’s currently outstanding common stock as Class A Common Stock, which will continue to be traded on the NYSE, and to create the new Class B Common Stock to be issued to FNH and FNFV, which will not be listed for trading. The total number of authorized shares of J. Alexander’s common stock will be increased.

In addition, J. Alexander’s’ subsidiary J. Alexander’s Holdings, LLC will amend and restate its current limited liability company agreement to, among other things, create the new class of Class B Units (that will be a non-voting, economic equivalent of common stock of J. Alexander’s, exchangeable for shares of J. Alexander’s Class A Common Stock on a one-for-one basis), and existing Class B profits interest units will be renamed as “Class C Units,” but will otherwise retain their current characteristics.

In addition to the equity consideration described above, $60 million of 99 Restaurant’s indebtedness will be outstanding at closing, and $40 million of such indebtedness will be repaid immediately following the closing with the proceeds of a pre-closing cash contribution to 99 Restaurants by FNFV, resulting in $20 million of net debt to be assumed by J. Alexander’s in connection with the transactions.

Strategic and Financial Benefits of Transaction

Stout continued, “Since we were spun out of Fidelity National Financial, Inc. in September of 2015, we have considered various strategic options to growing our business. We believe the acquisition of the Ninety Nine Restaurant & Pub group will help us with scaling our business. During 2016, Charlie and his team generated over $300 million in total net revenue and approximately $30 million of Adjusted EBITDA with an average check per guest, including alcoholic beverages, of $15.82.” Adjusted EBITDA is a non-GAAP financial measure used by J. Alexander’s to evaluate operating performance and the effectiveness of its business strategies. For a definition of “Adjusted EBITDA” as used in this release and a reconciliation of Adjusted EBITDA to the nearest GAAP financial measure, net income, please see the information and calculation attached to this release.

Stout went on to comment, “We believe this transaction will be significantly accretive to our earnings in 2018. We believe this additional scale and liquidity will benefit all of our existing shareholders. Our Board has been narrowly focused on creating shareholder value. We believe the Ninety Nine acquisition is a key step in that direction.

In connection with the transaction, the J. Alexander’s board of directors will be expanded to include Bill Foley. We believe this is an additional benefit to the transaction and with Bill on the board, we believe we will have one of the strongest boards in the restaurant industry.

We have also recently negotiated for the termination of the consulting agreement currently in place with Black Knight Advisory Services, LLC (“Black Knight”), effective upon the closing of the Ninety Nine Restaurants acquisition. This will eliminate the annual consulting fees associated with the agreement and will also trigger, within no more than 90 days after the closing of the transaction, an election by Black Knight to settle the profits interest grant they were issued in 2015. Once the grant is settled in shares of J. Alexander’s common stock, we will no longer be required to recalculate the fair value associated with that grant on a quarterly basis as has been the case since our spin transaction in 2015.”

Management and Board Composition

The J. Alexander’s senior leadership team will continue to manage the combined company following the closing of the transaction. In connection with the transaction, William P. Foley, II is expected to join the J. Alexander’s board of directors. There are no other expected changes to the J. Alexander’s board of directors or its executive officers in connection with the transaction.

Approvals and Conditions

The transaction is subject to the approval of the shareholders of J. Alexander’s, including the approval of a majority of the votes cast by disinterested shareholders under applicable law, the restatement of J. Alexander’s charter and the approval of amendments to the J. Alexander’s NYSE listing application to reflect the reclassification of J. Alexander’s listed common stock. The transaction is also subject to other conditions to closing, including the approval of 99 Restaurant’s lender, the receipt by J. Alexander’s of a waiver by FNF of various covenants and other provisions under agreements entered into with J. Alexander’s in connection with its 2015 spin-off from FNF and audited financial statements of 99 Restaurants, regulatory approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and other customary closing conditions.

Advisors

Stephens Inc. has provided a fairness opinion. Bass, Berry & Sims PLC is serving as legal advisor to J. Alexander’s, and Weil, Gotshal & Manges LLP is serving as legal advisor to FNFV.

Conference Call and Webcast

J. Alexander’s executives will host a conference call at 11:00 a.m. Central time on Friday, August 4, 2017, to discuss the details of this announcement. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (U.S. dial-in) or 1-201-689-8562 (international dial-in). To access the call via the internet, go to the J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=125808.

A replay of the call will be available on J. Alexander’s website approximately two hours after the conference call at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=125808. A telephonic replay also will be available at 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering access code 13668167. The replay will be accessible through August 11, 2017 via telephone and for 30 days on the internet.

About J. Alexander’s

J. Alexander’s Holdings, Inc. is a collection of boutique restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The company presently owns and operates the following concepts: J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill. J. Alexander’s Holdings, Inc. has its headquarters in Nashville, Tennessee. To learn more about J. Alexander’s, please visit www.jalexandersholdings.com.

About 99 Restaurants

The Ninety Nine Restaurant and Pub (“Ninety Nine”) concept is a Woburn, Massachusetts-based casual-dining concept that began in 1952 with its initial location at 99 State Street in downtown Boston, Massachusetts. Ninety Nine restaurants are casual-dining restaurants that have earned a reputation as friendly, comfortable places to gather and enjoy great American food and drink at a reasonable price. Ninety Nine restaurants are intended to appeal to mainstream casual-dining and value-oriented guests, with a menu that features a wide selection of appetizers, soups, salads, sandwiches, burgers, beef, chicken and seafood entrées and desserts. Ninety Nine restaurants offer full bar service, including a wide selection of imported and domestic beers, wines and specialty drinks.

The Ninety Nine concept is currently operating 106 restaurants in seven states within the New England area, and all restaurants are open seven days a week and serve lunch and dinner. To learn more about Ninety Nine restaurants, please visit www.99restaurants.com.

FORWARD-LOOKING STATEMENTS

In connection with the safe harbor established under the Private Securities Litigation Reform Act of 1995, J. Alexander’s cautions that certain information contained in this press release and in statements made by or with the approval of authorized personnel is forward-looking information that involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. Forward-looking statements discuss our current expectations and projections relating to our financial conditions, results of operations, plans, objectives, future performance and business. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “would,” “can,” “should,” “likely,” “anticipate,” “potential,” “estimate,” “pro forma,” “continue,” “expect,” “project,” “intend,” “seek,” “plan,” “believe,” “target,” “outlook,” “forecast,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements include all statements that do not relate solely to historical or current facts, including statements regarding our expectations, intentions or strategies and regarding the future. J. Alexander’s disclaims any intent or obligation to update these forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things: uncertainties as to whether the requisite approvals of the J. Alexander’s shareholders will be obtained; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may give rise to the payment of a termination fee by J. Alexander’s; the effects of disruptions to respective business operations of J. Alexander’s or Ninety Nine resulting from the transactions, including the ability of the combined company to retain and hire key personnel and maintain relationships with suppliers and other business partners; the risks associated with the future performance of the Ninety Nine business; the risk of changes in the 2016 reported performance of the Ninety Nine business based on an audit of its financial statements, which is pending; the risks of integration of the Ninety Nine business and the possibility that costs or difficulties related to such integration of the Ninety Nine business and J. Alexander’s will be greater than expected; the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected; Further, the Ninety Nine business and the businesses of J. Alexander’s remain subject to a number of general risks and other factors that may cause actual results to differ materially. There can be no assurance that the proposed transactions will in fact be consummated.

The statements and assumptions included in this press releases and in statements made by or with the approval of authorized personnel of J. Alexander’s that relate to results of the combined businesses in 2018 and future years assume the transactions will close prior to the beginning of fiscal 2018, and assume the accuracy of projections relating to the financial condition and future operating results of 99 Restaurants and J. Alexander’s.

Additional information about these and other material factors or assumptions underlying such forward looking statements are set forth in the reports that J. Alexander’s files from time to time with the Securities and Exchange Commission, including those items listed under the “Risk Factors” heading in Item 1.A of J. Alexander’s Annual Report on Form 10-K for the year ended January 1, 2017. These forward-looking statements reflect J. Alexander’s expectations as of the date of this communication. J. Alexander’s disclaims any intent or obligation to update these forward -looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

2017 GUIDANCE

Shareholders and other interested parties should note that J. Alexander’s currently outstanding outlook and guidance for full-year 2017 does not reflect any of the one-time costs associated with the transactions described herein, including out-of-pocket expenses for transactions costs and any associated financing costs, or any anticipated noncash expenses, which are expected to include compensation expense associated with acceleration of outstanding J. Alexander’s stock options and the elimination of the Black Knight profits interest grant.

ADDITIONAL INFORMATION FOR SHAREHOLDERS

In connection with the proposed merger, J. Alexander’s will file with the SEC a proxy statement of J. Alexander’s. J. Alexander’s will mail the definitive proxy statement to the J. Alexander’s shareholders. SHAREHOLDERS OF J. ALEXANDER’S ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER WHEN IT BECOMES

AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other filings containing information about J. Alexander’s at the SEC’s website at www.sec.gov. The proxy statement (when available) and the other filings may also be obtained free of charge at J. Alexander’s website at www.jalexandersholdings.com under the tab “Investors,” and then under the tab “SEC Filings.”

PARTICIPANTS IN THE SOLICITATION

J. Alexander’s and certain of its respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of J. Alexander’s shareholders in connection with the proposed merger. Information about the directors and executive officers of J. Alexander’s and their ownership of J. Alexander’s common stock is set forth in the proxy statement for J. Alexander’s 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 11, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction will be included in the above-referenced proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraphs.

NO OFFERS OR SOLICITATIONS

This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Financial Measure and Reconciliation

(Unaudited in millions)

Non-GAAP Financial Measure

Within this press release, we present the following non-GAAP financial measure which we believe is useful to investors as a key measure of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

Our management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate this non-GAAP financial measure in the same manner. Adjusted EBITDA should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of this non-GAAP financial measure to the closest GAAP measure is set forth in the following table:

Reconciliation of Ninety Nine Fiscal 2016 Adjusted EBITDA
(unaudited, in millions)
Net income	$17.2

Income tax expense	—
Interest expense	—
Depreciation and amortization	10.8
Non-cash corporate overhead allocation	1.3

EBITDA	29.3
Loss on disposal of fixed assets	—
Non-cash compensation	—
Loss from discontinued operations, net	—
Pre-opening expense	0.8

Adjusted EBITDA	$30.1

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900